Exhibit 99.1
July 22, 2003

Lisa Capps
Investor Relations
WFS Financial
Phone: (949) 727-1002
Email: Investor_Relations@WFSFinancial.com

WFS Financial Reports Record Second Quarter Net Income

•	Net income rose 49% to a record $33.6 million for the quarter

•	Earnings per share increased 49% to a record $0.82 for the quarter

•	Total revenues grew 29% to $184 million for the quarter

•	Delinquencies declined 8 basis points to 2.75% at end of the quarter

•	Total managed automobile contracts reached $10.0 billion

Irvine, CA: WFS Financial Inc (Nasdaq:WFSI) today reported that net income increased 49% to a record $33.6 million for the second quarter of 2003 compared with $22.5 million for the same period a year ago. Earnings per diluted share rose 49% to $0.82 for the second quarter of 2003 compared with $0.55 for the same period a year earlier. For the six months ended June 30, 2003, net income increased 43% to $58.2 million or $1.42 per diluted share compared with $40.7 million or $1.05 per diluted share for the same period a year earlier.

“Our second quarter record earnings were the result of our focus on asset quality and cultivating our most valuable dealer relationships,” said Tom Wolfe, CEO of WFS Financial.

Automobile contract purchases totaled $1.6 billion for the second quarter of 2003, a 6% increase from the same period a year earlier. For the six months ended June 30, 2003, automobile contract purchases totaled $2.9 billion compared with $2.8 billion a year ago. As a result of higher contract originations, the Company’s portfolio of managed automobile contracts reached $10.0 billion at June 30, 2003, up from $8.9 billion a year ago.

Total revenues grew 29% for the three months ended June 30, 2003 to $184 million compared with $143 million for the same period a year earlier. For the six months ended June 30, 2003, total revenues grew 30% to $357 million compared with $275 million for the same period a year ago.

Net interest income increased 39% to $154 million for the three months ended June 30, 2003 compared with $111 million for the same period a year ago. For the six months ended June 30, 2003, net interest income grew 39% to $296 million compared with $214 million for the same period a year earlier. Net interest margin for the three months ended June 30, 2003 was 5.95% compared with 6.10% for the same period a year earlier. For the six months ended June 30, 2003, net interest margin was 5.95% compared with 6.69% for the same period a year ago. Net interest income increased as more automobile contracts were held on the balance sheet offset by narrower net interest margins as the Company continues to shift its portfolio to a higher percentage of prime credit quality automobile contracts.

Total noninterest income, which includes primarily automobile servicing related fee income, declined 6% to $29.8 million for the three months ended June 30, 2003 compared with $31.7 million for the same period a year earlier. This decline was primarily the result of lower servicing fee income from whole loan sales offset by the elimination of amortization on our retained interest in securitized assets in 2002. For the six months ended, June 30, 2003, noninterest income remained flat at $60.8 million as compared with the same period a year ago.

Noninterest expense totaled $61.9 million or 2.5% of average managed contracts for the second quarter of 2003 compared with $56.0 million or 2.6% for the same period a year ago. For the six months ended June 30, 2003, noninterest expense totaled $121 million or 2.5% compared with $108 or 2.6% for the same period a year earlier. The improvement in noninterest expense to average managed contracts is primarily the result of the company’s continued efforts to enhance its operating platform through its investment in new technology and improvement in its business practices.

Provision for credit losses totaled $66.9 million for the three months ended June 30, 2003 compared with $50.7 million for the same period a year ago. For the six months ended June 30, 2003, provision for credit losses totaled $140 million compared with $100 million for the same period a year earlier. The increase is primarily the result of higher credit loss experience and an increase in total managed automobile contracts.

Annualized credit loss experience for the second quarter increased 14 basis points to 2.33% of average managed automobile contracts compared with 2.19% for the same period a year ago. For the six months ended June 30, 2003, annualized credit loss experience increased 12 basis points to 2.59% compared with 2.47% for the same period a year earlier.

The percentage of outstanding automobile contracts 30 days or more delinquent improved 8 basis points to 2.75% at June 30, 2003 compared with 2.83% for the same period a year ago. The allowance for credit losses as a percentage of owned automobile contracts outstanding was 2.8% at June 30, 2003 compared with 2.9% for the same period a year earlier.

“Our credit loss experience this quarter reflects continued general weakness in the economy and depressed wholesale used car prices,” said Mr. Wolfe. “However, our shift to a higher concentration of prime credit quality originations has reduced the negative impact of these economic trends.”

On July 8, 2003, WFS Financials’ ultimate parent, Westcorp successfully completed the sale of 4.6 million additional shares of its common stock. The offering was increased from its original size of 3.8 million shares due to strong investor demand. The sale was completed at a price of $28.00 per share, less the underwriting discount. The underwriters also exercised their option to purchase an additional 674,000 shares. Concurrent with this public offering, Westcorp also sold 700,000 shares of its common stock to affiliates of Ernest Rady, Chairman of the Board of Directors and Chief Executive Officer of Westcorp and 130,000 shares of its common stock to its Employee Stock Ownership Plan at the same price of $28.00 per share.

As a result of these transactions, Westcorp raised additional capital of approximately $163 million and issued a total of 6.1 million additional shares of its common stock. Westcorp expects to use these proceeds to acquire automobile contracts from WFS Financial on a whole loan basis during the third quarter.

Earnings Conference Call

WFS, along with its parent company Westcorp, will host a conference call for analysts and investors at 9:00 a.m. (PDT) on Wednesday, July 23, 2003. As part of this conference call, the Company’s management will discuss further the earnings results for the quarter. For a live Internet broadcast of this conference call, please go to the Company’s Web site at http://www.wfsfinancial.com to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

Westcorp is a financial services holding company whose principal subsidiaries are WFS Financial Inc and Western Financial Bank. Westcorp is a publicly owned company whose common stock is traded on the New York Stock Exchange under the symbol WES.

Westcorp, through its subsidiary, WFS, is one of the nation’s largest independent automobile finance companies. WFS specializes in originating, securitizing, and servicing new and pre-owned prime and non-prime credit quality automobile contracts through its nationwide relationships with automobile dealers. Information about WFS can be found at its Web site at http://www.wfsfinancial.com.

Westcorp, through its subsidiary, Western Financial Bank, operates 18 retail bank branches and provides commercial banking services in Southern California. Information on the products and services offered by the Bank can be found at its Web site at http://www.wfb.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to the Company’s future prospects, developments and business strategies.

These statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond its control, that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements.

These forward-looking statements are identified by use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and similar terms and phrases, including references to assumptions.

The following factors are among those that may cause actual results to differ materially from the forward-looking statements:

•	Changes in general economic and business conditions;

•	Interest rate fluctuations, including hedging activities;

•	The Company’s financial condition and liquidity, as well as future cash flow and earnings;

•	Competition;

•	The level of operating expenses;

•	The effect, interpretation, or application of new or existing laws, regulations and court decisions;

•	The availability of sources of funding;

•	The level of chargeoffs on the automobile contracts that we originate; and

•	Significant litigation.

A further list of these risks, uncertainties and other matters can be found in the Company’s filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Company’s actual results may vary materially from those expected, estimated or projected. The information contained in this press release is as of July 22, 2003. The Company assumes no obligation to update any forward-looking statements to reflect future events or circumstances.

WFS FINANCIAL INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

	(Dollars in thousands, except per share amounts)
Interest income:
Loans, including fees	$254,620	$194,487	$499,100	$365,285
Other	2,612	3,380	5,264	4,013

TOTAL INTEREST INCOME	257,232	197,867	504,364	369,298
Interest expense:
Notes payable on automobile secured financing	92,220	77,972	186,848	141,352
Other	10,602	9,008	21,286	14,181

TOTAL INTEREST EXPENSE	102,822	86,980	208,134	155,533

NET INTEREST INCOME	154,410	110,887	296,230	213,765
Provision for credit losses	66,876	50,680	139,671	100,388

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	87,534	60,207	156,559	113,377
Noninterest income:
Automobile servicing	28,397	29,741	57,674	56,988
Other	1,410	1,972	3,157	3,775

TOTAL NONINTEREST INCOME	29,807	31,713	60,831	60,763
Noninterest expense:
Salaries and employee benefits	39,054	32,620	75,456	64,243
Credit and collections	8,673	10,078	17,896	18,107
Data processing	4,546	4,169	8,785	8,430
Occupancy	3,355	3,136	6,675	6,389
Other	6,296	5,952	12,305	10,795

TOTAL NONINTEREST EXPENSE	61,924	55,955	121,117	107,964

INCOME BEFORE INCOME TAX	55,417	35,965	96,273	66,176
Income tax	21,832	13,461	38,073	25,458

NET INCOME	$33,585	$22,504	$58,200	$40,718

Earnings per common share:
Basic	$0.82	$0.55	$1.42	$1.05

Diluted	$0.82	$0.55	$1.42	$1.05

Weighted average number of common shares outstanding:
Basic	41,022,880	41,009,797	41,022,541	38,852,848

Diluted	41,070,904	41,063,014	41,068,110	38,903,859

WFS FINANCIAL INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	(Unaudited)
	June 30, 2003	December 31, 2002

	(Dollars in thousands)
ASSETS
Cash and due from banks	$652,461	$715,807
Restricted cash	199,176	71,763
Contracts receivable	9,425,922	7,975,503
Allowance for credit losses	(262,480)	(227,673)

Contracts receivable, net	9,163,442	7,747,830
Amounts due from trusts		101,473
Premises and equipment, net	29,530	32,084
Other	190,042	192,509

TOTAL ASSETS	$10,234,651	$8,861,466

LIABILITIES
Lines of credit – parent	$16,177	$62,048
Notes payable on automobile secured financing	8,929,844	7,394,943
Notes payable – parent	402,320	408,010
Amounts held on behalf of trustee	117,789	298,863
Other	75,613	63,070

TOTAL LIABILITIES	9,541,743	8,226,934
SHAREHOLDERS’ EQUITY
Common stock (no par value; authorized 50,000,000 shares; issued and outstanding 41,024,238 shares at June 30, 2003 and shares in 1998 and 41,020,033 shares at December 31, 2002)	338,219	338,186
Paid-in capital	5,372	5,372
Retained earnings	403,000	344,800
Accumulated other comprehensive loss, net of tax	(53,683)	(53,826)

TOTAL SHAREHOLDERS’ EQUITY	692,908	634,532

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,234,651	$8,861,466

WFS FINANCIAL INC AND SUBSIDIARIES
OTHER SELECTED FINANCIAL DATA
(UNAUDITED)
(Dollars in thousands)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

CONTRACT ORIGINATIONS	$1,586,616	$1,495,007	$2,938,669	$2,760,533

	June 30, 2003		December 31, 2002

	Amount	Percent	Amount	Percent

MANAGED CONTRACTS
Owned contracts	$9,267,075	92.21%	$7,808,557	83.15%
Whole loan sales to parent	782,890	7.79	1,056,886	11.26
Off balance sheet securitizations			524,531	5.59

Total managed contracts	$10,049,965	100.00%	$9,389,974	100.00%

	June 30, 2003		December 31, 2002

	Amount	Percent	Amount	Percent

MANAGED DELINQUENCY AND REPOSSESSIONS
Contracts managed at end of period	$10,049,965		$9,389,974

Period of delinquency
30-59 days	$198,901	1.98%	$238,204	2.54%
60 days or more	77,391	0.77	90,291	0.96

Total contracts delinquent	$276,292	2.75%	$328,495	3.50%

Total repossessions	$9,417	0.09%	$16,433	0.18%

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

MANAGED CONTRACTS LOSS EXPERIENCE
Contracts managed at end of period	$10,049,965	$8,911,809	$10,049,965	$8,911,809

Average contracts managed during the period	$9,839,661	$8,640,187	$9,686,488	$8,456,742

Gross charge offs	$79,369	$68,508	$170,148	$148,300
Recoveries	21,937	21,227	44,535	43,860

Net charge offs	$57,432	$47,281	$125,613	$104,440

Net charge offs as a percentage of average managed contracts outstanding during period	2.33%	2.19%	2.59%	2.47%

WFS FINANCIAL INC AND SUBSIDIARIES
CUMULATIVE STATIC POOL LOSS CURVES (UNAUDITED)
AT JUNE 30, 2003

Period (1)	1999-A	1999-B	1999-C	2000-A	2000-B	2000-C(3)	2000-D	2001-A	2001-B(3)	2001-C	2002-1	2002-2	2002-3	2002-4	2003-1	2003-2

1	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
2	0.04%	0.04%	0.02%	0.03%	0.02%	0.04%	0.04%	0.03%	0.03%	0.04%	0.01%	0.00%	0.02%	0.02%	0.01%	0.00%
3	0.11%	0.11%	0.10%	0.10%	0.09%	0.13%	0.11%	0.09%	0.10%	0.09%	0.06%	0.03%	0.06%	0.07%	0.04%
4	0.20%	0.26%	0.25%	0.20%	0.24%	0.27%	0.24%	0.20%	0.21%	0.20%	0.15%	0.10%	0.14%	0.16%	0.11%
5	0.33%	0.47%	0.40%	0.36%	0.39%	0.46%	0.39%	0.33%	0.33%	0.35%	0.29%	0.18%	0.27%	0.26%	0.18%
6	0.46%	0.66%	0.56%	0.55%	0.59%	0.65%	0.54%	0.50%	0.50%	0.49%	0.43%	0.32%	0.44%	0.38%
7	0.62%	0.87%	0.71%	0.71%	0.78%	0.81%	0.74%	0.70%	0.69%	0.65%	0.60%	0.49%	0.57%	0.50%
8	0.76%	1.00%	0.86%	0.91%	0.99%	0.93%	0.93%	0.84%	0.87%	0.81%	0.84%	0.66%	0.70%	0.61%
9	0.92%	1.13%	1.01%	1.10%	1.17%	1.07%	1.13%	1.04%	1.05%	0.95%	1.06%	0.82%	0.82%
10	1.11%	1.24%	1.14%	1.27%	1.33%	1.24%	1.34%	1.24%	1.22%	1.07%	1.28%	0.96%	0.96%
11	1.30%	1.35%	1.34%	1.45%	1.44%	1.41%	1.50%	1.45%	1.36%	1.20%	1.48%	1.10%	1.10%
12	1.47%	1.44%	1.52%	1.58%	1.57%	1.62%	1.74%	1.67%	1.53%	1.37%	1.67%	1.26%
13	1.61%	1.58%	1.74%	1.73%	1.72%	1.86%	1.95%	1.90%	1.67%	1.55%	1.82%	1.39%
14	1.73%	1.74%	1.94%	1.85%	1.86%	2.04%	2.21%	2.09%	1.81%	1.74%	1.99%	1.51%
15	1.81%	1.85%	2.09%	2.00%	2.04%	2.25%	2.48%	2.25%	2.00%	1.97%	2.14%
16	1.89%	2.03%	2.27%	2.15%	2.24%	2.45%	2.71%	2.41%	2.19%	2.16%	2.27%
17	2.00%	2.16%	2.39%	2.37%	2.39%	2.68%	2.89%	2.54%	2.37%	2.36%
18	2.10%	2.30%	2.53%	2.52%	2.55%	2.88%	3.08%	2.73%	2.60%	2.59%
19	2.24%	2.42%	2.67%	2.67%	2.73%	3.08%	3.22%	2.93%	2.80%	2.78%
20	2.35%	2.50%	2.81%	2.83%	2.93%	3.23%	3.40%	3.11%	3.01%	2.95%
21	2.46%	2.58%	2.92%	2.99%	3.12%	3.38%	3.59%	3.34%	3.19%	3.14%
22	2.55%	2.67%	3.10%	3.16%	3.27%	3.54%	3.78%	3.54%	3.34%	3.29%
23	2.63%	2.77%	3.28%	3.34%	3.38%	3.67%	3.96%	3.72%	3.49%	3.41%
24	2.71%	2.87%	3.38%	3.49%	3.52%	3.83%	4.18%	3.92%	3.62%
25	2.77%	3.01%	3.55%	3.63%	3.63%	4.00%	4.41%	4.10%	3.75%
26	2.82%	3.14%	3.68%	3.75%	3.73%	4.16%	4.58%	4.23%	3.87%
27	2.89%	3.16%	3.84%	3.86%	3.84%	4.35%	4.79%	4.36%
28	2.96%	3.29%	3.98%	3.97%	3.97%	4.50%	4.96%	4.47%
29	3.02%	3.40%	4.14%	4.09%	4.11%	4.64%	5.08%	4.56%
30	3.09%	3.50%	4.19%	4.21%	4.26%	4.79%	5.22%
31	3.17%	3.61%	4.30%	4.33%	4.40%	4.92%	5.34%
32	3.20%	3.68%	4.38%	4.47%	4.50%	5.02%	5.44%
33	3.27%	3.74%	4.46%	4.59%	4.61%	5.12%
34	3.35%	3.81%	4.57%	4.68%	4.70%	5.22%
35	3.41%	3.87%	4.66%	4.79%	4.78%	5.29%
36	3.47%	3.91%	4.76%	4.86%	4.85%
37	3.52%	3.97%	4.84%	4.93%	4.94%
38	3.55%	4.03%	4.96%	5.01%	4.99%
39	3.58%	4.09%	5.03%	5.08%
40	3.61%	4.13%	5.13%	5.13%
41	3.63%	4.18%	5.20%
42	3.66%	4.23%	5.24%
43	3.68%	4.28%	5.28%
44	3.72%	4.33%	5.34%
45	3.75%	4.35%	5.38%
46	3.79%	4.38%
47	3.80%	4.39%
48	3.83%	4.41%
49	3.85%
50	3.85%
51	3.87%
52	3.88%
53	3.88%
Prime Mix (2)	70%	70%	67%	68%	69%	68%	68%	71%	71%	76%	70%	87%	85%	80%	80%	82%

(1)	Represents the number of months since the inception of the securitization.

(2)	Represents the original percentage of prime automobile contracts securitized within each pool.

(3)	Represents loans sold to Westcorp in whole loan sales and subsequently securitized by Westcorp. We manage these contracts pursuant to an agreement with Westcorp and the securitization trust.